Exhibit 99.1

SHOCKWAVE APPOINTS SARA TOYLOY TO BOARD OF DIRECTORS

Santa Clara, Calif. — March 25, 2021 — Shockwave Medical, Inc. (NASDAQ: SWAV), a pioneer in the development of Intravascular Lithotripsy (IVL) to treat complex calcified cardiovascular disease, announced today that Sara Toyloy has joined its Board of Directors and will serve on Shockwave’s Audit Committee.

“I am delighted to welcome Sara to our Board of Directors,” said Doug Godshall, President and Chief Executive Officer of Shockwave Medical. “Her background and depth of experience in regulatory and clinical affairs within the medical technology sector are a perfect complement to our current Directors. Sara will be an invaluable resource and addition to Shockwave as we continue to build our business and increase access to IVL for patients across the globe.”

Ms. Toyloy, who is a recognized leader in the medical device industry with over 30 years of professional experience in regulatory affairs and clinical research, currently serves as President of Fabrica Consulting, LLC, a consulting firm that she founded in 2020 to provide global regulatory and clinical trial strategies to support the medical device approval process. Ms. Toyloy has substantive experience in the development, execution and negotiation of global regulatory agency approval strategies. Throughout her career, Ms. Toyloy has served in multiple successive positions from Pre-Clinical Research Associate to President. In her most recent role, Ms. Toyloy served as President, New Therapies and Chief Regulatory Officer of Elixir Medical Corporation, a company focused on delivering innovative solutions that combine state-of-the-art medical devices with advanced pharmaceuticals. Prior to joining Elixir Medical, Ms. Toyloy held several executive management positions including Executive Vice President of Biosensors International, Vice President of Regulatory and Clinical Affairs at Medtronic Vascular and Director of Regulatory Affairs and Clinical Research at Guidant Corporation (now Abbott Vascular). Ms. Toyloy holds a B.S. Degree in Biological Sciences from California State University, Hayward.

“I am honored and excited to join the Shockwave Medical Board of Directors,” said Ms. Toyloy. “I look forward to joining this extraordinary team and to helping Shockwave continue the important work of transforming the treatment of calcified coronary disease for patients throughout the world.”

About Shockwave Medical, Inc.

Shockwave is focused on developing and commercializing products intended to transform the way calcified cardiovascular disease is treated. Shockwave aims to establish a new standard of care for the interventional treatment of atherosclerotic cardiovascular disease through differentiated and proprietary local delivery of sonic pressure waves for the treatment of calcified plaque, which the company refers to as Intravascular Lithotripsy (IVL). IVL is a minimally invasive, easy-to-use and safe way to significantly improve patient outcomes. To view an animation of the IVL procedure and for more information, visit www.shockwavemedical.com.

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Media Contact:

Scott Shadiow

+1.317.432.9210

sshadiow@shockwavemedical.com

Investor Contact:

Debbie Kaster

dkaster@shockwavemedical.com